Exhibit 10.5
CONSOL Energy Inc.
2023 Executive Short-Term Incentive Program

TERMS AND CONDITIONS

1.Terms and Conditions: Awards under the 2023 Short-term Incentive Program (the “2023 STIC” or “STIC”) are made under the CONSOL Energy Inc. Omnibus Incentive Plan (the “Plan”), and subject in all respect to the terms of the Plan. All terms of the Plan are hereby incorporated into these terms and conditions (the “Terms and Conditions”) by reference. In the event of a conflict between one or more of these Terms and Conditions, the provisions of the Plan shall generally control; provided that the terms of any written individual Agreement entered into between the Company and eligible employee approved by the Committee shall supersede these Terms and Conditions so long as consistent with the Plan. Each capitalized term not defined herein has the meaning assigned to such term in the Plan.

2.Eligibility: Executive officers and such other employees of the Company, as determined by the Chief Executive Officer, shall be eligible to participate in the STIC (“Participants”). No Participant shall have the right automatically, and participation in the STIC in any one performance period (defined below in Section 5) does not entitle an individual to participation in future performance periods.

3.Administration: The Committee shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the STIC; provided, however that the day-to- day management of the STIC may be delegated to the Company’s Officers.

4.Plan Year or Performance Period: The STIC is effective from January 1 to December 31, 2023, which is the period in relation to any award for which performance shall be evaluated.

5.Performance Funding and Goals: The STIC is primarily funded based on the attainment of pre-established performance goals established by the Committee at the commencement of the Performance Period. Actual performance against these goals is used to measure the Company’s financial performance during the Plan Year (subject to appropriate threshold, target and maximum performance levels) established by the Committee. Funding may be adjusted by other factors including but not limited to individual employee performance factors as determined by the Committee in its sole discretion. For the 2023 Performance Period, the pre-established Performance Goals relate to (i) PAMC Production weighted at thirty percent (30%), (ii) PAMC Unit Cash Cost weighted at twenty percent (20%), (iii) Itmann Mine EBITDA weighted at ten percent (10%), (iv) Baltimore Terminal EBITDA weighted at ten percent (10%), and (v) Permit Effluent Exceedances weighted at ten percent (10%), with the remaining twenty percent (20%) attributable to (iv) an individual employee performance score discussed below.

6.Target Award Opportunity: Each Participant shall have an annual/ short-term incentive target for the Plan Year equal to a percentage of his or her annual base salary. Generally, the STIC incentive earned shall be calculated based on the base salary and short-term incentive target in effect on December 31, 2023; provided, however, that payouts may be prorated in such cases where there is a mid-year promotion, hiring or change in base salary rate or incentive target. Any such proration is subject to the discretion of senior management and Committee approval (if affecting an executive officer, whose compensation must be approved by the Committee).

7.Individual Participant Performance: A Participant’s STIC payout will be adjusted by his or her individual performance, which may include his or her contributions to the Company’s overall performance relating to safety, environmental or other value-added initiatives of priority to the Company during the Plan Year.

8.Determination of STIC Awards: Except as otherwise provided for in Section 9 below, the Committee shall generally approve the extent to which the Performance Goals have been achieved after the end of the Performance Period and authorize payments prior to March 15, of the calendar year immediately following the end of the Performance Period.

9.Timing of Payment: Generally, after determining that the applicable Performance Goals have been achieved, the Committee shall also authorize payment of any STIC incentives (in cash) to Participants. Payment shall be made as soon as administratively possible after the close of the Performance Period, but in no event later than the immediately next following March 15. Notwithstanding the above, the Committee may in its discretion choose to authorize quarterly payments of the STIC during the Performance Period based on attainment of the Performance Goals as of the date of payment.

10.Termination of Employment: In the event that a Participant terminates employment for any reason prior to the end of a Performance Period (other than on account of death) the Participant’s right to receive a STIC payment shall be forfeited. In the event of the Participant’s death prior to the end of the Performance Period, the STIC payout may be prorated, subject to the discretion of senior management and Committee approval (if affecting an executive officer, whose compensation must be approved by the Committee).

11.Clawback: All STIC payment shall be subject to the Plan’s Clawback.

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